Exhibit 99.1

Amarin Reports First Quarter 2015 Financial Results

and Provides Update on Operations

-REDUCE-IT cardiovascular outcomes study continuing on schedule-

-Product revenue increased 42% over same period last year-

- Conference Call Set for 8:00 a.m. EST Today -

BEDMINSTER, N.J., and DUBLIN, Ireland, May 8, 2015 — Amarin Corporation plc (Nasdaq: AMRN), a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health, today announced financial results for the quarter ended March 31, 2015, and provided an update on company operations.

Key Amarin achievements since December 31, 2014 include:

•	R&D progress: REDUCE-IT cardiovascular outcomes study, designed to provide data to support a significantly expanded label for Vascepa, continued on schedule for a protocol pre-specified interim efficacy look by the independent Data Monitoring Committee (DMC) in 2016 and, if not stopped early, for completion in 2017 and presentation/publication of results in 2018;

•	Revenue growth: Recognized $15.6 million in net product revenue from Vascepa sales in Q1 2015 compared to $11.0 million in Q1 2014, an increase of 42%;

•	Prescription growth: Increased normalized prescriptions, based upon data from Symphony Health Solutions, by 66% in Q1 2015 compared to Q1 2014;

•	China commercialization: Entered into a licensing agreement with Eddingpharm Ltd. in which Eddingpharm will develop and commercialize Vascepa® (icosapent ethyl) in Mainland China, related territories and Taiwan; terms included $15.0 million up-front payment to Amarin;

•	Private placement: Improved financial position by closing on a private placement resulting in net proceeds to Amarin of $52.2 million; and

•	Research data: Multiple research findings presented supporting the potential atheroprotective benefits of EPA, the active ingredient in Vascepa.

“Executing on REDUCE-IT and increasing revenues, while being opportunistic along the way, continue to be our top priorities,” commented John F. Thero, President and Chief Executive Officer of Amarin. “REDUCE-IT is on-track and remains, we believe, positioned for success. Seasonal challenges caused a slow start for prescription growth in 2015, but in March we achieved a new all-time high in monthly prescriptions and market share. We’re working to build on this momentum for the balance of 2015. The Eddingpharm deal and our increased cash balance provide us greater resources as we market Vascepa for use in our currently approved indication and pursue the potentially multi-billion dollar market the REDUCE-IT cardiovascular outcomes study is intended to open for Vascepa, assuming successful results and further regulatory approval.”

Commercialization update – United States

Normalized prescriptions (estimated) for the first quarter of 2015, based on data from Symphony Health Solutions and IMS Health, totaled approximately 154,000 and 137,000, respectively. These prescription levels represent growth of approximately 5% for each data set compared to the quarter ended December 31, 2014, and an increase of approximately 66% and 76%, respectively, compared to the same quarter in 2014.

Revenue and prescription growth in the first quarter of 2015 was impacted by the effects of severe winter weather throughout much of the United States as well as by beginning of the calendar year healthcare plan issues (e.g., new year patient deductible amounts) which affected prescription refills by patients at retail pharmacies. Additionally, wholesalers on average stocked approximately four fewer days of sales of Vascepa at the end of Q1 2015 than at the end of Q4 2014 and the average net unit price of Vascepa decreased modestly in Q1 2015 from the prior quarter primarily as a result of rebates from Amarin associated with expanded managed care and Medicare Part D coverage. As a result of continued expanding payor coverage of Vascepa, including recently contracted coverage at Humana, Amarin anticipates that prescription growth will continue to be most pronounced for patients under medical plans to which Amarin provides rebates.

Research on EPA continues to support potential atheroprotective benefits

Recent research findings continue to support the potential benefits of EPA, the active pharmaceutical ingredient in Vascepa. An in vitro study presented in March at the American College of Cardiology Scientific Session in San Diego, California showed that pretreatment with EPA reduced oxidation of small-dense LDL and resulted in improved endothelial function when compared to other triglyceride-lowering agents, including fenofibrate, niacin and gemfibrozil. Another in vitro study presented in March at the DEUEL Conference on Lipids suggests that the combination of EPA and atorvastatin may provide atheroprotective benefit through additive antioxidant and endothelial benefits not observed with other triglyceride-lowering agents.

REDUCE-IT cardiovascular outcomes study continuing on-track

The REDUCE-IT cardiovascular outcomes study continues to be the centerpiece of Amarin’s ongoing R&D efforts. This is the first prospective double-blinded cardiovascular outcomes study of any drug in a population of patients who, despite stable statin therapy, have elevated triglyceride levels. Unlike outcomes studies for many drugs that are designed to validate a currently approved drug indication, based on the results of REDUCE-IT, we plan to seek additional regulatory approval for indicated uses for Vascepa that include and extend beyond the populations studied in the MARINE and ANCHOR trials. These additional indications would potentially address tens of millions of patients in the United States and worldwide with elevated triglyceride levels representing a market opportunity comparable in size to cholesterol management therapy. In the REDUCE-IT study, we seek to demonstrate benefit by augmenting, not replacing, statin therapy.

Thus far over 7,400 patients have been enrolled in the REDUCE-IT cardiovascular outcomes study representing approximately 93% of total targeted enrollment. We anticipate completing study enrollment in 2015. The REDUCE-IT study was designed with 90% power to detect a 15% relative risk reduction, and the study protocol pre-specifies one interim analysis after 60% of events accrue. The pooled, blinded event rate in the REDUCE-IT study to date is tracking to our expectations such that we expect the 60% interim look by the independent DMC to occur during 2016. Based on the efficacy and safety results at the interim look, the DMC could recommend to the study’s independent Steering Committee and to Amarin to continue or stop the study. If the study is stopped based on overwhelming efficacy results, Amarin intends at that time to progress towards seeking approval for an expanded indication for Vascepa based on such results.

Amarin is blinded to all data from the ongoing REDUCE-IT study and is planning for REDUCE-IT to continue until attainment of 100% of the 1,612 primary events, which is estimated to occur in 2017 with results anticipated to be published in 2018.

Commercialization update – Outside the United States

In February 2015, we announced an exclusive agreement with Eddingpharm Ltd. to develop and commercialize Vascepa capsules in the territories of Mainland China, the Hong Kong and Macao Special Administrative Regions, and Taiwan for uses that are currently commercialized and under development by Amarin in the United States based on the MARINE, ANCHOR and ongoing REDUCE-IT clinical trials of Vascepa.

Under the agreement, Eddingpharm will be responsible for development and commercialization activities in the territory and associated expenses. Amarin will provide development assistance and be responsible for supplying the product. Terms of the agreement include up-front and milestone payments to Amarin of up to $169.0 million, including a non-refundable $15.0 million up-front payment received in February 2015 and development, regulatory and sales-based milestone payments of up to an additional $154.0 million. Eddingpharm will also pay Amarin tiered double-digit percentage royalties on net sales of Vascepa in the territory escalating to the high teens. Amarin will supply finished product to Eddingpharm under negotiated supply terms.

Financial update

Net product revenue for the three months ended March 31, 2015 and 2014 was $15.6 million and $11.0 million, respectively. This increase in product revenue was primarily attributable to increases both in new and recurring prescriptions of Vascepa. In accordance with GAAP, prior to 2014 revenue was recognized based on the resale of Vascepa for the purposes of filling patient prescriptions and not based on sales to distributors. During the three months ended March 31, 2014, we developed sufficient history to reliably estimate returns and, as a result, began to recognize revenue based on sales to distributors. Consequently, during the three months ended March 31, 2014, we recognized revenues of $11.0 million based on sales to distributors, compared to revenues of $10.0 million that we would have recognized based on the resale of Vascepa for the purposes of filling patient prescriptions during the period. No change in revenue recognition method has occurred since that previously reported change in early 2014. In addition, we recognized licensing revenue of $0.4 million for the three months ended March 31, 2015, related to the recently executed Eddingpharm development and commercialization agreement.

Cost of goods sold for the three months ended March 31, 2015 and 2014 was $5.6 million and $4.2 million, respectively. Gross margin on product sales improved to 64% in the quarter ended March 31, 2015 compared to 61% in the quarter ended March 31, 2014. The improvement in gross margin on product sales was primarily driven by lower unit cost active pharmaceutical ingredient purchases.

Selling, general and administrative, or SG&A, expenses in the three months ended March 31, 2015 and 2014 were $24.7 million and $20.6 million, respectively. The increase in expenses reflects quarterly variability in legal costs, the addition of co-promotion fees payable to Kowa Pharmaceuticals America, Inc., which were not applicable in the quarter ended March 31, 2014, and an increase in non-cash stock-based compensation expense. SG&A expenses are anticipated to be largely flat in 2015 compared to 2014 other than variability in legal costs and anticipated growing costs for Kowa Pharmaceutical America, Inc.’s co-promotion, which is scheduled to increase based on further contribution to gross margins from anticipated increases in levels of Vascepa revenues. While we anticipate that our level of SG&A expenses will be variable quarter to quarter, we do not plan a significant increase in our SG&A spending until supported by considerably higher revenues.

Research and development expenses in the three months ended March 31, 2015 and 2014 were $12.6 million and $11.7 million, respectively. The increase in expenses was driven by an increase in REDUCE-IT expenses reflecting quarterly variability. Research and development costs are expected to be slightly higher during 2015 as compared to 2014 as a result of the timing of REDUCE-IT costs, and such costs are expected to decline modestly thereafter upon completion of enrollment for REDUCE-IT.

Under GAAP, Amarin reported a net loss of $32.0 million in the first quarter of 2015, or basic and diluted loss per share of $0.18. This net loss included $3.0 million in non-cash share-based compensation expense, a $0.5 million non-cash gain on the change in fair value of derivatives, and a $0.9 million non-cash deemed dividend for accounting purposes related to a preferred stock purchase option. Amarin reported a net loss of $26.0 million in the first quarter of 2014, or basic and diluted loss per share of $0.15. This net loss included $2.0 million in non-cash share-based compensation expense, $0.1 million in non-cash warrant compensation income, and a $4.4 million non-cash gain on the change in the fair value of derivatives.

Excluding non-cash gains or losses for share-based compensation, warrant compensation, change in fair value of derivatives, and the non-cash deemed dividend, non-GAAP adjusted net loss was $28.6 million for the first quarter of 2015, or non-GAAP adjusted basic and diluted loss per share of $0.16, compared to non-GAAP adjusted net loss of $28.5 million for the first quarter of 2014, or non-GAAP adjusted basic and diluted loss per share of $0.16.

Amarin reported cash and cash equivalents of $161.2 million at March 31, 2015, representing a net increase of $41.7 million from reported cash and cash equivalents of $119.5 million as of December 31, 2014. The increase was driven by the receipt of a $15.0 million up-front licensing fee and net proceeds from a preferred stock issuance of $52.2 million, partially offset by cash used in operating activities. Net cash used in operating activities in the quarter ended March 31, 2015 included approximately $14.5 million in sales and marketing related expenses and approximately $15.8 million of costs incurred through our contracted clinical research organization and for clinical trial materials in support of the REDUCE-IT cardiovascular outcomes study.

As of March 31, 2015, Amarin had approximately 177.0 million American Depository Shares (ADSs) and ordinary shares outstanding, 35.2 million common share equivalents of Series A Convertible Preferred Shares outstanding and approximately 12.1 million equivalent shares underlying stock options at a weighted average exercise price of $4.38, as well as 4.1 million equivalent shares underlying restricted or deferred stock units.

Conference call and webcast information

Amarin will host a conference call at 8:00 a.m. ET (1:00 p.m. UTC/GMT) today, May 8, 2015. The conference call can be heard live via the investor relations section of the company’s website at www.amarincorp.com, or via telephone by dialing 877-407-8033 within the United States or 201-689-8033 from outside the United States. A replay of the call will be made available for a period of two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (inside the United States) or 201-612-7415 (outside the United States). A replay of the call will also be available through the company’s website shortly after the call. For both dial-in numbers please use conference ID 13606146.

Use of non-GAAP adjusted financial information

Included in this press release and the conference call referenced above are non-GAAP adjusted financial information as defined by U.S. Securities and Exchange Commission Regulation G. The GAAP financial measure most directly comparable to each non-GAAP adjusted financial measure used or discussed, and a reconciliation of the differences between each non-GAAP adjusted financial measure and the comparable GAAP financial measure, are included in this press release after the condensed consolidated financial statements.

Non-GAAP adjusted net loss was derived by taking GAAP net loss and adjusting it for non-cash gains or losses for share-based compensation, warrant compensation, changes in value of derivatives and a non-cash deemed dividend. Management believes that these non-GAAP adjusted measures provide investors with a better understanding of the company’s historical results from its core business operations. While management believes that these non-GAAP adjusted financial measures provide useful supplemental information to investors regarding the underlying performance of the company’s business operations, investors are reminded to consider these non-GAAP measures in addition to, and not as a substitute for, financial performance measures prepared in accordance with GAAP. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the company’s results of operations as determined in accordance with GAAP. In addition, it should be noted that these non-GAAP financial measures may be different from non-GAAP measures used by other companies, and management may utilize other measures to illustrate performance in the future.

About Amarin

Amarin Corporation plc is a biopharmaceutical company focused on the commercialization and development of therapeutics to improve cardiovascular health. Amarin’s product development program leverages its extensive experience in lipid science and the potential therapeutic benefits of polyunsaturated fatty acids. Amarin’s clinical program includes commitment to an ongoing cardiovascular outcomes study. Amarin’s first product, Vascepa® (icosapent ethyl) capsules, is a highly pure EPA omega-3 prescription product. For more information about Vascepa visit www.vascepa.com. For more information about Amarin visit www.amarincorp.com.

About Vascepa® (icosapent ethyl) capsules

Vascepa® (icosapent ethyl) capsules, known in scientific literature as AMR101, is a highly pure-EPA omega-3 prescription product in a 1 gram capsule.

Indications and Usage

•	Vascepa (icosapent ethyl) is indicated as an adjunct to diet to reduce triglyceride (TG) levels in adult patients with severe (≥500 mg/dL) hypertriglyceridemia.

•	The effect of Vascepa on the risk for pancreatitis and cardiovascular mortality and morbidity in patients with severe hypertriglyceridemia has not been determined.

Important Safety Information for Vascepa

•	Vascepa is contraindicated in patients with known hypersensitivity (e.g., anaphylactic reaction) to Vascepa or any of its components and should be used with caution in patients with known hypersensitivity to fish and/or shellfish.

•	The most common reported adverse reaction (incidence >2% and greater than placebo) was arthralgia (2.3% for Vascepa, 1.0% for placebo). There was no reported adverse reaction >3% and greater than placebo.

FULL VASCEPA PRESCRIBING INFORMATION CAN BE FOUND AT WWW.VASCEPA.COM.

Vascepa has been approved for use by the FDA as an adjunct to diet to reduce triglyceride levels in adult patients with severe (>500 mg/dL) hypertriglyceridemia. Vascepa is under various stages of development for potential use in other indications that have not been approved by the FDA. Nothing in this press release should be construed as marketing the use of Vascepa in any indication that has not been approved by the FDA.

Forward-looking statements

This press release contains forward-looking statements, including statements about the future commercialization of Vascepa, including expectations for continued enrollment, event rates and results announcements in Amarin’s REDUCE-IT cardiovascular outcomes study; expectations related to the interim and final outcome of the REDUCE-IT study, and the ability to obtain regulatory approval for an expanded patient indication for Vascepa based on REDUCE-IT results; the ability of Amarin to continue the REDUCE-IT study in light of company resources and other factors; the potential for the REDUCE-IT study design to lead to a multi-billion dollar market opportunity for Vascepa; Amarin’s plans to seek approval for an expanded indication in the event of overwhelming interim efficacy results from the REDUCE-IT study; anticipated increases in prescriptions; expectations regarding managed care coverage and increased rebate rates; expectations regarding expenses and cash burn, quarterly net cash used in operating activities, gross margins and cost of goods sold; and statements regarding the potential efficacy, safety and therapeutic benefits of Vascepa. These forward-looking statements are not promises or guarantees and involve substantial risks and uncertainties. In particular, as disclosed in its previous filings with the U.S. Securities and Exchange Commission, Amarin’s ability to effectively commercialize Vascepa will depend in part on its ability to continue to effectively finance its business (including the REDUCE-IT study), efforts of third parties, its ability to create market demand for Vascepa through education, marketing and sales activities, to achieve market acceptance of Vascepa, to receive adequate levels of reimbursement from third-party payers, to develop and maintain a consistent source of commercial supply at a competitive price, and to maintain patent protection for Vascepa. Among the factors that could cause actual results to differ materially from those described or projected herein include the following: uncertainties associated generally with research and development, clinical trials and related regulatory approvals; the risk that historical REDUCE-IT clinical trial enrollment and randomization rates may not be predictive of future results and related cost may increase beyond expectations; the risk that regulatory reviews may impact the current design of the REDUCE-IT study or cause a change in strategic direction with respect to continuation of the study; the risk that changes in studied lipid biomarkers in REDUCE-IT may not have clinically meaningful effect on or support regulatory approvals for cardiovascular risk reduction; and the risk that patents may not be upheld in patent litigation and applications may not result in issued patents. A further list and description of these risks, uncertainties and other risks associated with an investment in Amarin can be found in Amarin’s filings with the U.S. Securities and Exchange Commission, including its most recent Quarterly Report on Form 10-Q. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Amarin undertakes no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise.

Important information regarding prescriptions data and product revenue

The historical prescription data provided in this press release is based on data published by third parties. References to normalized prescriptions equates to 120 capsules, or one month’s supply. Although Amarin believes these data are prepared on a period to period basis in a manner that is generally consistent and that such results are indicative of current prescription trends, these data are based on estimates and should not be relied upon as definitive. These data may overstate or understate actual prescriptions. Based on other data available to Amarin and the history of such third-party prescription estimates in the early stages of launch of other new pharmaceutical products, Amarin believes that the trends provided by this information can be useful to gauge current prescription levels. There is a limited amount of information available to determine the actual number of total prescriptions for prescription products like Vascepa. Amarin believes that investors should view these data with caution, as data for this single and limited period may not be representative of a trend consistent with the results presented or otherwise predictive of future results. Seasonal fluctuations in pharmaceutical sales, for example, may affect future prescription trends of Vascepa as could changes in prescriber sentiment and other factors. Amarin believes investors should consider its results during this quarter together with its results over several future quarters, or longer, before making an assessment about potential future performance. The commercial launch and co-promotion of a new pharmaceutical product are complex undertakings, and Amarin’s ability to effectively and profitably commercialize Vascepa will depend in part on its ability to continue to generate market demand for Vascepa through education, marketing and sales activities, its ability to achieve market acceptance of Vascepa, its ability to generate product revenue and its ability to receive adequate levels of reimbursement from third-party payers and its ability to benefit from continued contributions of its Vascepa co-promotion partner, Kowa Pharmaceuticals America, Inc. See “Risk Factors—Risks Related to the Commercialization and Development of Vascepa” included in Part II, Item 1A. Risk Factors in Amarin’s most recent Quarterly Report on Form 10-Q.

Availability of other information about Amarin

Investors and others should note that we communicate with our investors and the public using our company website (www.amarincorp.com), our investor relations website (http://www.amarincorp.com/investor-splash.html), including but not limited to investor presentations and investor FAQs, Securities and Exchange Commission filings, press releases, public conference calls and webcasts. The information that we post on these channels and websites could be deemed to be material information. As a result, we encourage investors, the media, and others interested in Amarin to review the information that we post on these channels, including our investor relations website, on a regular basis. This list of channels may be updated from time to time on our investor relations website and may include social media channels. The contents of our website or these channels, or any other website that may be accessed from our website or these channels, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Amarin contact information:

Investor Relations

Michael Farrell

Investor Relations and Corporate Communications

Amarin Corporation plc

In U.S.: +1 (908) 719-1315

investor.relations@amarincorp.com

Graham Morrell

Trout Group

In U.S.: +1 (646) 378-2954

gmorrell@troutgroup.com

Media Inquiries

Lee Davies

Makovsky

In U.S.: +1 (212) 508-9651

ldavies@makovsky.com

CONSOLIDATED BALANCE SHEET DATA

(U.S. GAAP)

Unaudited

	March 31, 2015	December 31, 2014
	(in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$161,195	$119,539
Restricted cash	600	600
Accounts receivable, net	8,545	7,842
Inventory	16,183	13,733
Deferred tax assets	934	934
Prepaid and other current assets	2,293	2,633

Total current assets	$189,750	$145,281

Property, plant and equipment, net	339	381
Deferred tax assets	12,651	12,556
Other non-current assets	2,697	2,826
Intangible asset, net	9,902	10,063

TOTAL ASSETS	$215,339	$171,107

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$10,756	$8,525
Current portion of long-term debt	14,102	15,394
Accrued expenses and other current liabilities	17,675	16,387

Total current liabilities	$42,533	$40,306

Long-Term Liabilities:
Exchangeable senior notes, net of discount	123,192	121,846
Long-term debt	90,082	89,617
Long-term debt derivative liabilities	6,100	7,400
Deferred revenue	14,625	—
Other long-term liabilities	631	386

Total liabilities	$277,163	$259,555

Stockholders’ Deficit:
Common stock	145,026	143,113
Preferred stock	26,179	—
Additional paid-in capital	769,533	738,890
Treasury stock	(334)	(217)
Accumulated deficit	(1,002,228)	(970,234)

Total stockholders’ deficit	$(61,824)	$(88,448)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$215,339	$171,107

CONSOLIDATED STATEMENTS OF OPERATIONS DATA

(U.S. GAAP)

Unaudited

	Three months ended March 31,
	(in thousands, except per share amounts)
	2015	2014
Product revenue, net	$15,558	$10,967
Licensing revenue	375	—

Total revenue, net	15,933	10,967
Less: Cost of goods sold	5,627	4,246

Gross margin	10,306	6,721

Operating expenses:
Selling, general and administrative (1)	24,741	20,585
Research and development (1)	12,614	11,707

Total operating expenses	37,355	32,292

Operating loss	(27,049)	(25,571)

Gain on change in fair value of derivative liabilities (2)	464	4,393
Interest expense, net	(4,885)	(4,393)
Other (expense) income, net	(128)	16

Loss from operations before taxes	(31,598)	(25,555)
Benefit from (provision for) income taxes	472	(425)

Net loss	(31,126)	(25,980)
Preferred stock purchase option	(868)	—

Net loss applicable to common shareholders	$(31,994)	$(25,980)

Loss per share:
Basic	$(0.18)	$(0.15)
Diluted	$(0.18)	$(0.15)

Weighted average shares:
Basic	175,582	172,872
Diluted	175,582	174,431

(1)	Excluding non-cash stock- and warrant-based compensation, research and development expenses were $11,803 and $11,069 for the three months ended March 31, 2015 and 2014, respectively, and selling, general and administrative expenses were $22,519 and $19,338, respectively, for the same periods.
(2)	Non-cash gains and losses result from changes in the fair value of a warrant derivative liability, long-term debt derivative liabilities and a preferred stock purchase option derivative liability.

RECONCILIATION OF NON-GAAP NET LOSS

Unaudited

	Three months ended March 31,
	(in thousands, except per share amounts)
	2015	2014
Net loss for EPS[1] - GAAP	$(31,994)	$(25,980)
Share based compensation expense	3,042	1,957
Warrant compensation income	(9)	(72)
Gain on change in fair value of derivatives	(464)	(4,393)
Preferred stock purchase option	868	—

Adjusted net loss for EPS[1] - non GAAP	$(28,557)	$(28,488)

[1] basic and diluted

Loss per share:
Basic and diluted - non GAAP	$(0.16)	$(0.16)

Weighted average shares:
Basic and diluted	175,582	172,872